Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, Texas 78746-5546 O: 512.338.5400 F: 512.338.5499

July 8, 2024

Bakkt Holdings, Inc.

10000 Avalon Boulevard

Suite 1000

Alpharetta, Georgia 30009

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by Bakkt Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 938,625 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share, reserved for future issuance under the Bakkt Holdings, Inc. 2021 Omnibus Employee Incentive Plan, as amended (the “2021 Plan”).

We are of the opinion that the Shares, when issued pursuant to the terms of the 2021 Plan and pursuant to the agreements that accompany the 2021 Plan and in accordance with the Registration Statement, will have been duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

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